Exhibit 10.95

RELEASE AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of October 19, 2011, by and between Douglas W. Shockey (“Shockey”) and Pinnacle Airlines Corp. (“Company”).

RECITALS

A.  Shockey has been employed by Company as Company’s Vice President and Chief Operating Officer pursuant to an Amended and Restated Management Compensation Agreement, dated as of December 12, 2008 (the “Employment Agreement”).

B.  Shockey has offered his resignation as Vice President and Chief Operating Officer of Company, effective September 30, 2011 (the “Resignation Date”), to Company’s Board of Directors (the “Board”), and it has been accepted by the Board.

C. In consideration of the payments provided for in this Agreement, Shockey agrees to undertake the obligations set forth in this Agreement, including the Release attached hereto as Exhibit A (the “Release”).

NOW, THEREFORE, Shockey and Company, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1. Resignation.  Shockey has resigned from Company, such resignation to be effective on the Resignation Date.  As of the Resignation Date, Shockey's employment relationship, including any and all officer and director positions, will be permanently and irrevocably severed and Company has no obligation, contractual or otherwise, to hire, re-hire, re-employ or otherwise engage him in the future.

2. Release.    Shockey acknowledges that Company’s obligations under this Agreement, including the consideration in Section 3, are contingent upon his execution concurrent herewith and non-revocation of the Release.

3. Compensation.  Company agrees to pay Executive the following amounts:

a. the amount of $15,866.00, less standard taxes and withholdings, in satisfaction of any amount that might otherwise be due under Section 4.2(a)(i) of the Employment Agreement, which shall be paid at the applicable payroll payment dates;

b. the amount of $9,522.00, less standard taxes and withholdings, in accrued, unpaid vacation pay, which shall be paid at the applicable payroll payment date;

c. the amount of $145,819.00, less standard taxes and withholdings, in satisfaction of any amount that might otherwise be due under Section 4.2(a)(iii), which shall be paid within ten days of Shockey’s execution of this Agreement;

d. the amount of $34,375.00, less standard taxes and withholdings, per month for eighteen months in equal biweekly installments in accordance with the normal pay policies of the Company; provided, however, in compliance with Code Section 409A and Section 4.2(b)(iv) of the Employment Agreement, such amounts payable under this Section 3(d) shall accrue, but payments shall not commence, until six (6) months after the Resignation Date (or, if earlier, the death of Shockey), and all payments that would otherwise have been made during that period shall be made on the first business day following the expiration of that period; and

e. a monthly amount equal to $1,200.00, less standard taxes and withholdings, for twenty-four (24) months, beginning on the first regular company payroll payment date after the Resignation Date; provided however, that such amounts payable under this Section 3(e) shall accrue, but payments shall not commence, until six (6) months after the Resignation Date (or, if earlier, the death of Shockey), and all payments that would otherwise have been made during that period shall be made on the first business day following the expiration of that period.

f. Exhibit B, attached hereto, sets forth (i) Shockey’s vested rights under any compensation or benefit programs and (ii) stock options, stock grants, and any other contractual rights granted to Shockey, which shall be paid, provided, or made available to him as soon as reasonably practical after the Resignation Date.

g. Shockey shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, and no such payment shall be offset or reduced as a result of Shockey obtaining new employment.

4. Insurance Coverage.  Until the earlier of the second anniversary of the Resignation Date or the date Shockey is employed by a new employer, Shockey and his eligible dependents shall be entitled to coverage under Company’s group medical and dental insurance plans, with payments at COBRA rates to be paid by Shockey or deducted from compensation otherwise payable by Company to Shockey, as if Shockey were still employed by Company during such period, with benefits or premium payments, as applicable, to be paid with the same frequency and at the same time as applies for active employees of Company, and for which Company will withhold from payment under Section 3(d) the employee contribution in effect at the time of payment that is associated with such benefits; provided, however, that no amounts shall be withheld from payments under Section 3(d) for participation in any Company retirement plan.

5.  The Employment Agreement.

a.           Shockey acknowledges and agrees that the benefits provided under this Agreement replace and are provided in substitution of any and all amounts due under the Employment Agreement.

b. Shockey’s obligations pursuant to Section 6 of the Employment Agreement are specifically conditioned on Company paying the amounts and providing the benefits set forth herein in the manner required.

6. Terms of Resignation.

a. Except as otherwise provided herein, the terms of the Employment Agreement shall remain in full force and effect, including the obligations provided in Section 2.5 and Section 6 of the Employment Agreement.

b. Nothing set forth in Section 6(a) Confidentiality of the Employment Agreement is intended to prevent Shockey from (i) discussing his executive experience, accomplishments, or activities with prospective employers or (ii) providing truthful testimony or otherwise disclosing information to the extent required by law.

c. Section 6(b) Non-Competition of the Employment Agreement, is hereby amended by deleting the text thereof in its entirety and substituting the following therefor: Shockey acknowledges that his services are of a special, unique, and extraordinary value to Company. Accordingly, because Company is paying Shockey the amount set forth in Section 3(d) of this Agreement, Shockey shall not at any time prior to the eleven month anniversary of the Resignation Date become an employee, consultant, officer, partner, or director of any air carrier which competes with the Company or any of its Affiliates. Company will not unreasonably withhold its consent (requested by Shockey sufficiently in advance of consummation) to Shockey’s affiliation with another carrier which Company, in its discretion, determines not to constitute a competitive threat to Company.

d. Section 6(d) Non-disparagement of the Employment Agreement is hereby amended by adding the following after the last sentence thereof: The Company similarly agrees that none of its officers or directors will make untruthful or disparaging statements about Shockey. For purposes of this Agreement and the Employment Agreement, “disparaging statements” shall mean statements that insult, ridicule, malign, or defame a party.

e. Notwithstanding anything contained herein or in the Employment Agreement to the contrary, Shockey shall remain entitled to indemnification for any actions taken prior to the Resignation Date to the extent he would have been entitled to such indemnification pursuant to the Employment Agreement, Company’s Bylaws, any other indemnification or similar agreement or policy in effect during his employment with the Company (each agreement or policy as in effect prior to the Resignation Date), and by applicable law. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ insurance, Shockey shall be covered by such policy or policies, in accordance with their terms, to the maximum extent of the coverage available for any Company director or officer. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the Bylaws.  The provisions of this Section 6.e. shall survive the termination of this Agreement for any reason. All agreements and obligations of the Company set forth in this Section 6(e) shall continue for so long as Shockey shall be subject to any possible action, suit, proceeding or other assertion of a claim or claims.

f. This Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Company.  This Agreement is made voluntarily to provide an amicable conclusion of Shockey’s employment relationship with Company.

7. Representations,  Warranties, and Acknowledgements.

a.           Shockey represents and warrants that (i) he has all necessary legal capacity to execute and deliver this Agreement and to perform his obligations hereunder; (ii) this Agreement has been executed and delivered by Shockey, constitutes a legal, valid and binding obligation of Shockey, and is enforceable against Shockey in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar legal requirements affecting the enforceability of creditors’ rights in general or by general principles of equity; (iii) Shockey has had an opportunity to consult with counsel of his choosing with respect to this Agreement and all of the terms and provisions hereof; and (iv) Shockey is entering into this Agreement voluntarily and with complete knowledge as to the terms and provisions set forth herein.

b.           The Company represents and warrants that this Agreement constitutes a legal, valid, and binding obligation of the Company, and is enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium and similar legal requirements affecting the enforceability of creditors’ rights in general or by general principles of equity.

c.           The parties acknowledge that all deferred compensation within the meaning of Internal Revenue Code Section 409A is being paid in accordance with the plans conferring such benefits without acceleration or deferral (including the six month deferral applicable to the payments made pursuant to Sections 3(d) and 3(e).

8. General Provisions.

a. Entire Agreement. Except as otherwise provided herein, (i) this Agreement supersedes all prior negotiations, understandings, agreements, representations, warranties, and courses of conduct and dealing, whether written or oral, between the parties with respect to its subject matter., and (ii) this Agreement constitutes a complete and exclusive statement of the terms and conditions of the agreement between the parties with respect to its subject matter.

b. Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (1) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (2) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (3) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company:                       Pinnacle Airlines Corp.
One Commerce Square
Memphis, Tennessee 38103
Attention:  Vice President and General Counsel

Shockey:                       Douglas W. Shockey

c. Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

d. Amendment.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all of the parties.

e. Assignment; Successors.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Shockey hereunder shall not be assignable in whole or in part by Shockey. In the event of Shockey’s death, all obligations of Company to Shockey hereunder shall inure to the benefit of and be enforceable by, Shockey’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

f. Severability.  If a court of competent jurisdiction holds that any provision of this Agreement or portion thereof is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable.  If such court does not modify any such provision or portion thereof as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision or portion thereof shall be severed from this Agreement, this Agreement and the rights and obligations of the parties shall be construed as if this Agreement did not contain such severed provision or portion thereof, and this Agreement otherwise shall remain in full force and effect.

g. Construction. The headings of sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.

h. Governing Law.  This Agreement and any proceeding arising from this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee in effect from time to time without regard to conflicts-of-laws principles that would require the application of any other law, except as the same may be preempted or superseded by federal law. The provisions of this Agreement are intended to be construed and applied in a manner consistent with compliance  with Internal Revenue Code Section 409A, where applicable. Accordingly, the provisions hereof shall be construed and applied consistent with such intent, to the extent applicable.

i. Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

j. Legal and Compliance.  (i) During the term of this Agreement and thereafter, for so long as Shockey remains subject to restrictions on the transferability of Company securities held by him, Company shall continue to advise and assist Shockey with such reports and filings as may be required by the federal securities laws and to provide Shockey with such notices concerning restrictions on sale and transferability as it provides to its officers, directors, and other holders of restricted stock. (ii)  Company shall reimburse Shockey for the fees and expenses of legal and tax advice incurred by him in connection with this Agreement through the date of execution, up to but not exceeding $4,000 (four thousand dollars).

                            k.       Arbitration.   All disputes and controversies arising under or in connection with this Agreement (except claims for vested benefits brought under ERISA) shall be settled by mandatory arbitration conducted before one arbitrator having knowledge of employment law in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The arbitration shall be held in the Memphis, Tennessee metropolitan area at a location selected by Company. The determination of the arbitrator shall be made within thirty (30) days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement. Each party agrees to pay his or its own costs and expenses incurred in connection with any arbitration including, without limitation, attorney’s fees and one-half of the arbitrator’s fees, unless the arbitrator determines that such expenses must be otherwise allocated under applicable law to maintain the validity of this Section 10(k).

IN WITNESS WHEREOF, this Agreement is executed and delivered by the parties on the date first set forth above.

PINNACLE AIRLINES CORP.

October 19, 2011                                           By:
Date                                                  Sean E. Menke, Chief Executive Officer

October 19, 2011
Date                                                Douglas W. Shockey

EXHIBIT A

GENERAL RELEASE

This Release is made and entered into by Douglas W. Shockey (“Shockey”) and Pinnacle Airlines Corp. (the “Company”).

In consideration of the payments and benefit continuation provided for in Section 3 of the Agreement between Shockey and Company dated October 19, 2011 (the “Agreement”), Shockey, on behalf of himself and for any person or entity who may claim by or through him, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Shockey had, has, or may have relating to Shockey’s employment with Company and/or termination therefrom up to and including the date of this Release, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Tennessee Human Rights Act, the Age Discrimination in Employment Act (“ADEA”), and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.

This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.

Shockey acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA.  Shockey acknowledges and confirms that he understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that he has been fully advised of his rights to seek the advice and assistance of consultants, including an attorney, to review this Release.  Shockey is hereby advised to consult with an attorney prior to executing this Release.  Shockey further acknowledges that he does not waive any rights or claims under the ADEA that arise after the date this Release is signed by him, and specifically, Shockey understands that he is receiving money and benefits beyond anything of value to which he is already entitled from Company.  Shockey acknowledges that he has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of his choosing.  Shockey understands that if he signs this Release before the expiration of the 21-day period, his signature will evidence his voluntary election to forego waiting the full 21 days to sign this Release.  If Shockey chooses not to accept, or the 21-day period expires without his acceptance, then the offer in this Release is null and void.  Shockey further acknowledges that in compliance with the Older Workers’ Benefit Protection Act of 1990, he has been fully advised by Company of his right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date he signs this Release.  Shockey may revoke his acceptance at any time within the seven days following his signing of this Release by notifying Company of his decision to revoke the acceptance by writing directed and delivered to Pinnacle Airlines, Inc. , One Commerce Square, Memphis, TN 38103, Attention:  Vice President and General Counsel.

Acceptance of this offer is strictly voluntary.  This Release shall become effective and enforceable only after the seven-day revocation period has expired.  Should Shockey decline to accept the benefits of this Release, or if is revoked by him, Shockey will not receive the proposed additional compensation and benefits.

By his signature below, Shockey accepts the terms of this Release.

PINNACLE AIRLINES CORP.	DOUGLAS W. SHOCKEY:
By: Sean E. Menke	By: Douglas W. Shockey
Name: Sean E. Menke	Name: Douglas W. Shockey
Title: Chief Executive Officer
Date: October 19, 2011	Date: October 19, 2011

EXHIBIT B

Stock Options, Grants, and Other Contractual Rights

Retiree Flight Benefits: Space available travel benefits for Shockey, Shockey’s spouse, and Shockey’s eligible children on all Pinnacle Airlines and Delta Air Lines (mainline and Delta Connection) flights (if permitted by any non-Pinnacle flag airline involved), on the same basis provided to retired executives and directors of Company

401(k) account:  In accordance with the terms of the Pinnacle Corp. 401(k) Plan.

Restricted Stock: 56,261 shares, less shares used to satisfy standard taxes and withholdings.

Stock Options: Option to purchase 65,902 shares at a price equal to $2.65 per share and option to purchase 43,800 shares at a price equal to $7.92 per share, each fully vested and exercisable within 90 days of the Resignation Date.